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                     January 26, 2023

       Jamie Boyd
       Chief Executive Officer
       Cascadia Acquisition Corp.
       1000 2nd Avenue, Suite 1200
       Seattle, WA 98104

                                                        Re: Cascadia
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 20,
2023
                                                            File No. 001-40762

       Dear Jamie Boyd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gina Eiben, Esq.